Exhibit 16.1 - KPMG letter dated March 23, 2004



March 23, 2004


Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for LaserSight Incorporated and, under the date of March 21, 2003, we reported on the consolidated financial statements of LaserSight Incorporated and subsidiaries as of and for the years ended December 31, 2002 and 2001. On March 16, 2004, we resigned. We have read LaserSight Incorporated's statements included under Item 4 of its Form 8-K dated March 16, 2004 and we agree with such statements, except that we are not in a position to agree or disagree with LaserSight Incorporated's statements made in the first paragraph as follows: "and was not recommended or approved by the audit committee of the board of directors of the Registrant" and the last paragraph as follows: "As part of the Registrant's previously announced downsizing and re-focusing, the Registrant has been in contact with and is evaluating Orlando-based regional and local CPA firms qualified to undertake SEC audit engagements. The Registrant has an ongoing selection process and expects to select a new auditor within 60 days."

Very truly yours,

/s/ KPMG LLP